Exhibit 99.1

Galectin Therapeutics Announces Closing of $10 Million in Debt Financing from Its Chairman, Richard E. Uihlein

NORCROSS, Ga., December 21, 2021 (GLOBE NEWSWIRE) -- Galectin Therapeutics Inc. (NASDAQ:GALT), the leading developer of therapeutics that target galectin proteins, today announced that it has closed on the second $10 million convertible note pursuant to a financing agreement entered in September, 2021, with Richard E. Uihlein, the Company’s Chairman and largest individual stockholder.  In total, the Company has received $30 million in three convertible notes from Mr. Uihlein in 2021.

The convertible notes are unsecured and bear interest at a rate of 2% compounded annually. Additional interest of 2.5% per quarter will accrue but will only be paid if the debt and interest are converted into shares of the Company’s common stock, at Mr. Uihlein’s option, on or prior to maturity, which is four years from the date of each loan closing. The conversion price of the debt and interest is fixed at 228% above the price per share of common stock on the day prior to each closing or $5.00 per share, whichever is greater.

Richard E. Uihlein, Chairman of Galectin Therapeutics, commented, “As I have stated many times, I remain deeply committed to the Company’s success and our goal of addressing large, unmet medical needs.  I am proud of our progress in 2021 and look forward to achievement of additional significant milestones in 2022 and beyond.  I have confidence in our team and our science, and I look forward to furthering our programs.”

“I thank Mr. Uihlein for his remarkable commitment to the Company.  As I have said previously, the impact of his financial backing and leadership as Chairman cannot be overstated,” said Joel Lewis, president and Chief Executive Officer of Galectin Therapeutics. “We expect to continue making significant progress in our NAVIGATE trial for patients with NASH cirrhosis, and we also are exploring how to best move forward in the treatment of advanced head and neck cancer, where we have seen promising early results of belapectin in combination with KEYTRUDA.  Earlier this month, following our Annual Stockholders Meeting, I outlined our achievements in 2021 and our goals for 2022, which you may review at https://investor.galectintherapeutics.com/node/16661/html.  We look forward to reporting our progress in 2022.”

About Belapectin

Belapectin is a complex carbohydrate drug that targets galectin-3, a critical protein in the pathogenesis of NASH and fibrosis. Galectin-3 plays a major role in diseases that involve scarring of organs including fibrotic disorders of the liver, lung, kidney, heart and vascular system. Belapectin binds to galectin-3 and disrupts its function. Preclinical data in animals have shown that belapectin has robust treatment effects in reversing liver fibrosis and cirrhosis. A Phase 2 study showed belapectin may prevent the development of esophageal varices in NASH cirrhosis, and these results provide the basis for the conduct of the NAVIGATE trial. The NAVIGATE trial (NAVIGATEnash.com), entitled “A Seamless Adaptive Phase 2b/3, Double-Blind, Randomized, Placebo-controlled Multicenter, International Study Evaluating the Efficacy and Safety of Belapectin (GR-MD-02) for the Prevention of Esophageal Varices in NASH Cirrhosis” began randomization of patients in August, 2020, and is posted on www.clinicaltrials.gov (NCT04365868). Galectin-3 has a significant role in cancer, and the Company has supported a Phase 1b study in combined immunotherapy of belapectin and KEYTRUDA in advanced melanoma and in head and neck cancer.  This trial provided a strong rationale for moving forward into a Phase 2 development program which the company is considering.

About Fatty Liver Disease with Advanced Fibrosis and Cirrhosis

Non-alcoholic steatohepatitis (NASH) has become a common disease of the liver with the rise in obesity and other metabolic diseases. NASH is estimated to affect up to 28 million people in the U.S. It is characterized by the presence of excess fat in the liver along with inflammation and hepatocyte damage (ballooning) in people who consume little or no alcohol. Over time, patients with NASH can develop excessive fibrosis, or scarring of the liver, and ultimately liver cirrhosis. It is estimated that as many as 1 to 2 million individuals in the U.S. will develop cirrhosis as a result of NASH, for which liver transplantation is the only curative treatment available. Approximately 8,890 liver transplants are performed annually in the U.S. There are no drug therapies approved for the treatment of liver fibrosis or cirrhosis.

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug belapectin (formerly known as GR-MD-02) is a carbohydrate-based drug that inhibits the galectin-3 protein which is directly involved in multiple inflammatory, fibrotic, and malignant diseases, for which it has Fast Track designation by the U.S. Food and Drug Administration. The lead development program is in non-alcoholic steatohepatitis (NASH) with cirrhosis, the most advanced form of NASH-related fibrosis. This is the most common liver disease and one of the largest drug development opportunities available today. Additional development programs are in treatment of combination immunotherapy for advanced melanoma and other malignancies. Advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for belapectin will lead to the first therapy for the treatment of fatty liver disease with cirrhosis and those regarding the hope that our lead compounds will be successful in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that trial endpoints required by the FDA may not be achieved; Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of belapectin or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies as modified to meet the requirements of the FDA may not produce positive results in a timely fashion, if at all, and could require larger and longer trials, which would be time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. Global factors such as coronavirus may continue to impact NASH patient populations around the globe and slow trial enrollment and prolong the duration of the trial and significantly impact associated costs.  For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Company Contact:

Jack Callicutt, Chief Financial Officer
(678) 620-3186
ir@galectintherapeutics.com

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc. Belapectin is the USAN assigned name for Galectin Therapeutics’ galectin-3 inhibitor GR-MD-02.